EXHIBIT 10.29

TMP WORLDWIDE INC.
622 THIRD AVENUE
NEW YORK, NY 10017

As of October 10, 2002

Mr. William Pastore

Dear Bill:

        This will confirm our understanding and agreement with respect to your taking the position of Chief Operating Officer of TMP Worldwide Inc. (the "Company"). You and the Company hereby agree as follows:

          1. The Company agrees to employ you and you agree to be employed by the Company as Chief Operating Officer, with such duties and responsibilities with respect to the Company and its affiliates as the Company's Chief Executive Officer ("CEO") or such other person from time to time designated by the CEO to deal with matters related to this agreement (the "Designee") shall reasonably direct. You agree to devote your best efforts, energies, abilities and full business time, skill and attention to your duties. You agree to perform the duties and responsibilities assigned to you to the best of your ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and to adhere to any and all of the employment policies of the Company. Your role in this position will commence on October 21, 2002.

          2. In consideration for your services and other agreements hereunder, during your employment the Company shall (a) pay you a base salary of $550,000 per year (prorated for periods of less than a full year) in regular installments in accordance with the Company's payroll practice for salaried employees, (b) provide you with medical, dental and disability coverage, if any, and 401(k) Plan, life insurance and other benefit plan eligibility, if any, comparable to that regularly provided to other senior management in accordance with the Company's policies, (c) provide you with 4 weeks vacation per year in accordance with the Company's policies (prorated for periods of less than a full year), and (d) with respect to employment in calendar year 2003 and any calendar year thereafter, provide you with annual performance based bonuses of up to 100% of your base salary on the basis of satisfaction of such performance goals as are established by the Compensation Committee of the Board of Directors of the Company under the Company's 1999 Long Term Incentive Plan within 90 days of the commencement of the applicable calendar year period. For any period of employment following December 31, 2003, your base salary will increase to $600,000 per annum (prorated for period of less than a full year).

          3. You may terminate this agreement at any time upon 60 days' prior written notice. The Company may terminate this agreement at any time upon written notice. This agreement shall also terminate automatically in the event you should die or, in the reasonable determination of the Company, become unable to perform by reason of physical or mental incompetency your obligations hereunder for a period of 120 days in any 365 day period. It is understood and agreed that in the event that this agreement is terminated by the Company in accordance with the second sentence of this Section 3 other than for Cause (as defined below), then subject to (i) your execution and delivery of the Company's then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), you shall, as your sole and exclusive remedy, be entitled to (i) receive as severance your then applicable base salary hereunder for a period of twelve months (the "Specified Period"), payable in regular installments in accordance with the Company's applicable payroll practice for salaried employees and (ii) during the Specified Period, have the Company make available to you (and/or pay COBRA premiums on) medical and dental benefits on the same terms and conditions as would have been made available to you had you remained employed by the

  Company during such period. Except as expressly provided in the preceding sentence, in the event of the termination of this agreement or your employment for any reason, the Company shall have no further obligations to you hereunder or with respect to your employment from the effective date of termination. "Cause" shall mean the occurrence of any one or more of the following events: (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the CEO or the Designee that remains unremedied for a period of twenty (20) days after the CEO or the Designee has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of the Company that remains unremedied for a period of twenty (20) days after the CEO or the Designee has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, (b) criminal dishonesty or (c) fraud.

          4. You acknowledge that you have not relied on any representation not set forth in this agreement. You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder.

          5. In the event of any Change in Control (as defined in Option Agreement between you and the Company dated October 10, 2002), the options covered by the October 10, 2002 Option Agreement and any options which may be granted to you by the Company from time to time after the date hereof pursuant to written option agreements, shall automatically and immediately become (i) fully vested and (ii) exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject to the other terms of such option agreement, subject to the provisions of Section 6 below.

          6. Notwithstanding anything in Section 5 to the contrary, you shall in no event be entitled to any payment or acceleration of options or shares of Company common stock that would cause any portion of the amount received by you to constitute an "excess parachute payment" as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In furtherance of the provisions of this Section 6, the following provisions shall apply:

            (1) Anything in this agreement to the contrary notwithstanding, in the event that any payment or acceleration of options or shares of Company common stock by the Company to or for your benefit (collectively, a "Payment") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for your benefit pursuant to this agreement or any option agreement shall be reduced to the Reduced Amount (as defined below). Any such reduction shall be accomplished first by reducing the number of options to acquire Company common stock which otherwise would have immediately vested in full, as determined in the reasonable discretion of the Board of Directors of the Company (the "Board"), provided that any options so reduced shall continue to vest in accordance with the terms of the applicable agreements irrespective of your continued employment or, if earlier, the date or dates on which such options can vest without being deemed nondeductible, as determined in the reasonable discretion of the Board, and second, if necessary, by reducing cash payments constituting part of the payments or other consideration to which you become entitled (collectively, such cash payments, other consideration and the aggregate present value of the immediate vesting of options (calculated in accordance with Section 280G of the Code and any regulations promulgated thereunder) are referred to as the "Severance Amount").

            (2) The "Reduced Amount" shall be the amount, expressed in present value, which maximizes the aggregate present value of the Severance Amount without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this clause (2), present value shall be determined in accordance with Section 280(d)(4) of the Code.

            (3) All determinations required to be made under this Section 6 shall be made by the Company's independent public accountants (the "Accounting Firm") which shall provide detailed supporting calculations to the Company and you. Any such determination by the Accounting Firm shall be binding upon the Company and you.

            (4) It is possible that as a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm, a portion of the Severance Amount will have been made by the Company which should not have been made ("Overpayment") or that an amount in addition to the Severance Payment which will not have been made could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder.

              (x) Overpayment. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against you which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be treated for all purposes as a loan ab initio (from the beginning) to you which you shall repay to the Company together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

              (y) Underpayment. If precedent or other substantial authority indicates that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

          7. Each of you and WMP Consulting LLC, a Connecticut LLC ("Consultant"), hereby agree that all tangible and intangible material and work product delivered by Consultant and/or you as part of or in connection with the consulting services provided by Consultant and/or you to the Company and/or its affiliates (including but not limited to all such material and work product delivered prior to the date hereof) (including any source code and object code) (collectively, the "Deliverables") is the property of the Company. Consultant and you each agree that all right, title and interest (including without limitation copyright, patent and trade secret rights) in and to the Deliverables or any aspect thereof (including without limitation any and all technical information, specifications, drawings, diagrams, records, screen layouts and look and feel) shall belong exclusively to the Company. The parties agree that the Deliverables, insofar as they constitute works of authorship or contributions to works of authorship, shall be deemed works specially ordered and commissioned by the Company and "works made for hire" under the United States copyright laws (17 U.S.C. §§ 101 et seq.). If for any reason the Deliverables, or any part of them, cannot as a matter of law constitute "works made for hire" under the United States copyright laws, Consultant and you each hereby assign and agree to assign the entire copyright therein (and all rights comprising said copyright) to the Company. Independent of the preceding sentence, Consultant and you each assign and agree to assign all other intellectual property rights, including without limitation patent and trade secret rights, and all right, title and interest in and to the Deliverables, or any aspect thereof, to the Company. Consultant and you each hereby agree to execute, upon request by the Company, any and all additional documents, including assignments, necessary to effectuate the intent of the preceding sentences of this Section 7 or to confirm or register the Company's rights in the Deliverables. The Deliverables, or the content thereof, shall not be used, sold, licensed or disclosed by Consultant or you under any circumstances.

          8. All notices, demands or other communications to be given or delivered under or by reason of this agreement shall be in writing and shall be deemed to have been properly served if delivered personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in case of notice to the Company, to the attention of the CEO at the address set forth on the first page of this agreement (with a copy to Myron Olesnyckyj, TMP Worldwide Inc., 622

  Third Avenue, 39th Floor, New York, NY 10017) and in the case of notices to you to your office or residence address, or such other addresses as the recipient party has specified by prior written notice to the sending party. All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

          9. You may not assign or delegate this agreement or any of your rights or obligations hereunder without the prior written consent of the Company. All references in this agreement to practices or policies of the Company are references to such practices or policies as may be in effect from time to time.

          10. This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements relating thereto, as well as any previous arrangements relating to employment between you and any of the Company's affiliates, including but not limited to any consulting arrangement, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the state of New York (other than the conflicts of laws provisions thereof) and (iv) may not be amended, terminated, extended or waived orally. Please understand that while it is our hope that our relationship will be a long one, your employment will be on at "at will" basis. Nothing in this letter should be construed as creating any other type of employment relationship.

        Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original to me.

Very truly yours, TMP WORLDWIDE INC.
By:	/s/ ANDREW J. MCKELVEY
Name: Andrew J. McKelvey Title: CEO

Accepted and agreed:

/s/ WILLIAM PASTORE William Pastore
As to Section 7 only:
WMP Consulting LLC
/s/ WILLIAM PASTORE By: William Pastore Name: William Pastore Title: